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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
LifeF/X, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-34602) on Form S-8 of LifeF/X, Inc. of our report dated February 4, 2002, except for notes 1 and 13 which are dated as of March 31, 2002, with respect to the consolidated balance sheets of LifeF/X, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of LifeF/X, Inc.

Our report dated February 4, 2002, except as to notes 1 and 13 which are dated as of March 31, 2002, contains an explanatory paragraph that states that LifeF/X, Inc. has suffered recurring losses from operations and has a net accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Boston, Massachusetts
April 16, 2002

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Independent Auditors' Consent